Exhibit 10.8

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of May 10, 2019 by and between Allied Physicians of California, a Professional Medical Corporation, a California corporation (“APC”), and Apollo Medical Holdings, Inc., a Delaware corporation (“Apollo”), with reference to the following facts:

A.           Apollo seeks additional equity capital.

B.           On the terms and subject to the conditions of this Agreement, Apollo is willing to issue and sell to APC, and APC is willing to purchase from Apollo, Three Hundred Million Dollars ($300,000,000) of Common Stock.

Now, therefore, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

1.	Purchase and Sale of the Shares.

1.1.          Sale and Issuance of Common Stock. On the terms and subject to the conditions of this Agreement, APC agrees to purchase from Apollo at the Closing, and Apollo agrees to sell and issue to APC at the Closing, 15,015,015 shares of Common Stock (the “Shares”) at a price per share of $19.98, which is equal to the average closing price for the five (5) consecutive Trading Days ending on May 9, 2019, for an aggregate purchase price equal to Three Hundred Million Dollars ($300,000,000).

1.2.          Stockholder Approval. Apollo agrees to call a special meeting of its stockholders as soon as practicable following the date of this Agreement and request that the stockholders approve the issuance and sale of the Shares to APC under this Agreement.

1.3.          Closing; Delivery.

(a)          Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place telephonically and/or through the mutual exchange by e-mail or other electronic means of executed copies of this Agreement (or counterparts hereof or thereof) as soon as practicable, but no later than two (2) Business Days after the first date on which all the conditions to Closing set forth in Section 4 and Section 5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived, or at such other time, place and date as APC and Apollo may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.”

(b)          Stock Certificate. At or as promptly as practicable following the Closing, Apollo shall deliver to APC a certificate representing the Shares.

(c)          Evidence of Payment. At the Closing, APC shall deliver to Apollo evidence of payment of the Purchase Price or equivalent consideration.

1.4.          Voting of Shares. Notwithstanding anything to the contrary in this Agreement or under applicable Law, (i) no director, officer or other Affiliate of Apollo shall vote as a director or shareholder of APC in any decision of APC as to the voting of any shares of Common Stock held by APC, including the Shares, (ii) neither APC nor any director, officer or other Affiliate of APC who is a stockholder of Apollo will vote at any Apollo stockholder meeting called in connection with any or all of the transactions contemplated by or related to this Agreement, the Preferred Stock Purchase Agreement or the Loan Agreement (the “Transactions”), and (iii) neither Apollo nor any director, officer or other Affiliate of Apollo who is a shareholder of APC will vote at any APC shareholder meeting called in connection with any or all of the Transactions.

1.5.          Definitions. In addition to the terms defined elsewhere in this Agreement, the following capitalized terms have the meaning ascribed below.

“Affiliate” means with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by or is under common control with such specified Person, including, without limitation, any partner, member, officer or director of such Person

“APC Fundamental Reps” has the meaning set forth in Section 6.1.

“APC Indemnified Parties” has the meaning set forth in Section 6.2.

“Apollo Fundamental Reps” has the meaning set forth in Section 6.1.

“Apollo Indemnified Parties” has the meaning set forth in Section 6.2.

“Common Stock” means the Common Stock, par value $0.001 per share, of Apollo.

“Damages” has the meaning set forth in Section 6.2(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” has the meaning set forth in Section 2.5.

“Governmental Approval” means any authorization, consent, approval, certification, permit, license or order of, or any filing, registration or qualification with, any Governmental Authority.

“Governmental Authority” means any foreign, international, multinational, national, federal, state, provincial, regional, local or municipal court or other governmental, administrative or regulatory authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions.

“Governmental Prohibition” means any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the purchase and sale of the Shares and the other transactions contemplated by this Agreement.

“Indemnified Party” has the meaning set forth in Section 6.2(c).

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“Indemnifying Party” has the meaning set forth in Section 6.2(c).

“Law” means any and all foreign, international, multinational, national, federal, state, provincial, regional, local, municipal and other administrative laws (including common law), statutes, codes, orders, ordinances, rules and regulations, constitutions and treaties enacted, promulgated or issued and put into effect by a Governmental Authority.

“Loan Agreement” has the meaning set forth in Section 5.11.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of Apollo and its subsidiaries, taken as a whole.

“Material Contract” means any contract of Apollo that has been filed or was required to have been filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Optional Termination Date” means the date that is sixty (60) days after the date of this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Per Share Price” has the meaning set forth in Section 1.1.

“Person” means a natural person, a corporation, a limited liability company, a general or limited partnership, a trust, an estate, a joint venture, any governmental entity or any other entity or organization.

“Preferred Stock Sale” means the issue and sale of 1,000,000 shares of Series A Preferred Stock of APC to AP-AMH Medical Corporation (“AP-AMH”) pursuant to that certain Series A Preferred Stock Purchase Agreement dated the date hereof (the “Preferred Stock Purchase Agreement”).

“Registration Rights Agreement” has the meaning set forth in Section 4.4.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” means: (i) the Form 10-K of Apollo for the 12 months ended December 31, 2018; and (ii) all Form 10-Qs and Form 8-K’s filed with the SEC by Apollo after December 31, 2018.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Survival End Date” has the meaning set forth in Section 6.1.

“Third Party Claims” has the meaning set forth in Section 6.2(c).

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“Trading Day” means a day on which the Nasdaq Capital Market is open for trading.

“Transactions” has the meaning set forth in Section 1.4.

2.          Representations and Warranties of Apollo. Apollo hereby represents and warrants to APC that the following representations and warranties are true and correct as of the date of this Agreement:

2.1.          Organization, Good Standing, Corporate Power and Qualification. Apollo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

2.2.          Authorization. All corporate action required to be taken by Apollo’s Board of Directors to authorize Apollo to enter into this Agreement and to issue the Shares at the Closing has been taken or will be taken prior to Closing. This Agreement constitutes the valid and legally binding obligation of Apollo, enforceable against Apollo in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.3.          Non-Contravention. The execution and delivery of this Agreement by Apollo do not, and Apollo’s performance hereunder and the consummation of the transactions contemplated hereby will not, (a) violate any provision of the certificate of incorporation or bylaws of Apollo, (b) violate or constitute a breach of or default under (with notice or lapse of time, or both), or permit termination, modification or acceleration under, any Material Contract, except where such violations, breaches, defaults, terminations, modifications and accelerations would not, individually or in the aggregate, have a Material Adverse Effect, (c) violate any Law or Order of any Governmental Authority applicable to Apollo, except where such violations would not, individually or in the aggregate, have a Material Adverse Effect, or (d) result in the cancellation, modification, revocation or suspension of any Governmental Approval granted to Apollo, except where such cancellations, modifications, revocations and suspensions would not, individually or in the aggregate, have a Material Adverse Effect.

2.4.          Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer, other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by APC. Assuming the accuracy of the representations of APC in Section 3 and subject to the filings required pursuant to federal and state securities law, the Shares will be issued in compliance with applicable federal and state securities laws.

2.5.          Governmental Consents and Filings. Assuming the accuracy of the representations made by APC in Section 3, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Apollo in connection with the consummation of the transactions contemplated by this Agreement, except for the filing of a Form D under the Securities Act and notice filings under applicable state securities laws, which have been made or will be made in a timely manner.

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2.6.          SEC Filings; Financial Statements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and since December 31, 2018 the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act. The Common Stock is currently listed on the NASDAQ Capital Market. Apollo is not in violation of the listing requirements of the NASDAQ Capital Market. As of its date, each SEC Filing complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such document, and, as of its date, after giving effect to the information disclosed and incorporated by reference therein, no such SEC Filing contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the consolidated financial statements of Apollo included in each SEC Filing complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of Apollo as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Between December 31, 2018 and the date hereof, there has been no material adverse change in the financial condition or results of operations of Apollo and its consolidated subsidiaries.

2.7.          Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to Apollo’s knowledge, currently threatened against Apollo that questions the validity of this Agreement or the right of Apollo to enter into this Agreement or to consummate the transactions contemplated hereunder.

2.8.          Compliance. Neither Apollo nor any of its subsidiaries (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Apollo or any of its subsidiaries under), nor has Apollo or any of its subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any Material Contract (whether or not such default or violation has been waived), (ii) is in violation of any Order of any Governmental Authority or arbitrator having jurisdiction over Apollo or any of its subsidiaries or their properties or assets, or (iii) is in violation of, or in receipt of written notice that it is in violation of, any Law applicable to Apollo or any of its subsidiaries, except in the case as (i) or (iii) as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

3.          Representations and Warranties of APC. APC hereby represents and warrants to Apollo that the following representations and warranties are true and correct as of the date of this Agreement and will be true and correct as of the Closing, or as of such other date that is indicated:

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3.1.          Organization; Qualified PC Shareholder. APC is a professional medical corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

3.2.          Authorization. APC has full power and authority to enter into this Agreement. This Agreement constitutes the valid and legally binding obligation of APC, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief or other equitable remedies.

3.3.          Purchase Entirely for Own Account. APC will acquire the Shares for investment for APC’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that APC has no present intention of selling, granting any participation in, or otherwise distributing the same. APC further represents that APC does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person, with respect to any of the Shares.

3.4.          Disclosure of Information. APC has had an opportunity to discuss Apollo’s business, management, financial affairs and the terms and conditions of the sale of the Shares with Apollo’s management, and has had an opportunity to review Apollo’s facilities and such information of Apollo as it has requested.

3.5.          Restricted Securities. APC understands that none of the Shares have been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of APC’s representations as expressed herein. APC understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, APC must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. APC acknowledges that Apollo has no obligation to register or qualify the Shares, or the Common Stock into which the Shares may be converted or exercised, for resale. APC further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Shares, and on requirements relating to Apollo which are outside of APC’s control, and which Apollo is under no obligation and may not be able to satisfy.

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3.6.          Legends. APC understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear the following or a substantively similar legend:

(a)          “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO APOLLO THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

3.7.          Accredited Investor. APC is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8.          No General Solicitation. Neither APC, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Shares.

3.9.          No Disqualification Events. Neither APC nor any of its affiliates (collectively with APC, the “APC Covered Persons”), is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). APC has exercised reasonable care to determine whether any APC Covered Person is subject to such a Disqualification Event. The purchase of the Shares by APC will not subject Apollo to any such Disqualification Event.

4.          Conditions to APC’s Obligations at Closing. The obligations of APC to purchase Shares at the Closing are subject to the fulfillment, on or before Closing, of each of the following conditions, unless otherwise waived:

4.1.          Representations and Warranties. The representations and warranties of Apollo contained in Section 2 shall be true and correct in all material respects as if made as of the Closing Date.

4.2.          Performance. Apollo shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3.          Preferred Stock Sale. AP-AMH and APC shall have executed and delivered the Preferred Stock Purchase Agreement, and the only remaining condition to the closing under the Preferred Stock Purchase Agreement shall be the funding of a loan by Apollo to AP-AMH under the Loan Agreement to fund the Preferred Stock Sale, and AP-AMH and APC must be ready to close under the Preferred Stock Purchase Agreement concurrently with the funding of such loan on the Closing Date.

4.4.          Registration Rights Agreement. Apollo shall have delivered to APC an executed counterpart of that certain Voting and Registration Rights Agreement in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement”).

4.5.          Apollo Stockholder Approval. The stockholders of Apollo shall have approved the issuance and sale of the Shares by Apollo to APC and the loan to AP-AMH under the Loan Agreement to fund the Preferred Stock Sale.

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4.6.          Closing Certificate. Apollo shall have delivered to APC a certificate stating that the conditions set forth in Sections 4.1, 4.2 and 4.4 have been satisfied as of the Closing.

4.7.          Fairness Opinion. Subject to Section 7.1(g), APC shall have received an opinion from its financial advisor satisfactory to APC in its sole discretion that the purchase of Shares and related Transactions is fair to the shareholders of APC from a financial point of view.

4.8.          No Governmental Prohibition. No Governmental Prohibition shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction.

4.9.          Consents. Apollo shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares, all of which shall be and remain so long as necessary in full force and effect.

4.10.         Adverse Change. Since the date of execution of this Agreement, no event or series of events shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

4.11.         Proceedings and Documents. All corporate and other proceedings in connection with the Transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to APC, and APC (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

5.          Conditions to Apollo’s Obligations at Closing. The obligations of Apollo to sell Shares to APC at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1.          Representations and Warranties. The representations and warranties of APC contained in Section 3 shall be true and correct as of the Closing.

5.2.          Performance. APC shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by APC on or before the Closing.

5.3.          Apollo Stockholder Approval. The stockholders of Apollo shall have approved the issuance and sale of the Shares by Apollo to APC and the loan to AP-AMH under the Loan Agreement to fund the Preferred Stock Sale.

5.4.          Registration Rights Agreement. APC shall have delivered to Apollo an executed counterpart of the Registration Rights Agreement.

5.5.          Closing Certificate. APC shall have delivered to Apollo a certificate stating that the conditions set forth in Sections 5.1 and 5.2 have been satisfied as of the Closing.

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5.6.          Legal Opinions. Apollo shall have received an opinion from its regulatory counsel as to certain regulatory matters relating to the sale of Shares and related matters, and an opinion from its tax and investment company counsel as to certain tax matters and the Investment Company Act of 1940, in each case satisfactory to Apollo in its sole discretion.

5.7.          Fairness Opinion. Subject to Section 7.1(g), Apollo shall have received an opinion from its financial advisor satisfactory to Apollo in its sole discretion that the sale of Shares and related Transactions is fair to the stockholders of Apollo from a financial point of view.

5.8.          No Governmental Prohibition. No Governmental Prohibition shall have been enacted, entered, promulgated or endorsed by any Governmental Authority of competent jurisdiction.

5.9.          Proceedings and Documents. All corporate and other proceedings in connection with the Transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Apollo, and Apollo (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

5.10.         Preferred Stock Sale. AP-AMH and APC shall have executed and delivered the Preferred Stock Purchase Agreement, and the only remaining condition to the closing under the Preferred Stock Purchase Agreement shall be the funding of a loan by Apollo to AP-AMH under the Loan Agreement to fund the Preferred Stock Sale, and AP-AMH and APC must be ready to close under the Preferred Stock Purchase Agreement concurrently with the funding of such loan on the Closing Date.

5.11.         Loan. Subject to Section 7.1(g), Apollo shall have obtained a loan from Key Bank or other institutional lender in an amount sufficient to permit Apollo to provide financing to AP-AMH under that certain loan agreement, dated on or about the date of this Agreement, between Apollo and AP-AMH (the “Loan Agreement”).

5.12.         Tax Analysis. Subject to Section 7.1(g), Apollo and its advisors shall have completed an analysis of the tax consequences of the Transactions the results of which are satisfactory to Apollo in its sole discretion.

5.13.         Extension of Lock-Up Agreements. Apollo stockholders holding not less than ninety percent (90%) of the shares of Apollo Common Stock currently subject to those certain Lock-Up Agreements entered into by certain Apollo stockholders on or about December 8, 2017 shall have entered into amendments to such agreements extending the “First Lock-Up Period” thereunder to September 30, 2019.

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6.	Indemnification.

6.1.          Survival. The representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect until the end of the 24-month period immediately following the Closing Date. Immediately following the last day of such survival period (the “Survival End Date”), such representations and warranties shall expire automatically, except that the representations and warranties contained in Section 2.1 (Organization, Good Standing, Corporate Power and Qualification), Section 2.2 (Authorization), Section 2.3 (Non-Contravention) and Section 2.4 (Valid Issuance of Shares) (collectively, the “Apollo Fundamental Reps”), and Section 3.1 (Organization; Qualified PC Shareholder) and Section 3.2 (Authorization) (collectively, the “APC Fundamental Reps”) shall survive in perpetuity with respect only to the matters addressed therein. The covenants and agreements contained in this Agreement (other than covenants and agreements to be performed after the Closing) shall expire on the Closing Date. Covenants or agreements contained herein to be performed after the Closing shall survive until performed, and the indemnification obligations with respect thereto shall survive the Closing for a period of 24 months following performance, except as otherwise provided herein. If written notice of a claim has been given in accordance with Section 6.2(c) prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.

6.2.          Indemnification. Subject to the other provisions set forth in this Section 6 (including the limits on indemnification set forth in Section 6.3):

(a)          By Apollo. From and after the Closing, Apollo shall indemnify, save and hold harmless APC and its Affiliates, successors and permitted assigns and each of the foregoing’s respective directors, officers, employees and agents (collectively, the “APC Indemnified Parties”) from and against any and all Damages arising out of or resulting from, without duplication: (i) the breach of any representation or warranty made by Apollo under Section 2, or (ii) the breach of any covenant or agreement of this Agreement by Apollo; provided, that, Apollo shall not have any obligation hereunder with respect to any breach set forth in clause (i) or (ii) above unless the APC Indemnified Parties have made a proper claim for indemnification in accordance with Section 6.2(c) (A) with respect to a breach of a representation or warranty, prior to the expiration of such representation or warranty as set forth in Section 2.1, (B) with respect to a breach of a covenant or agreement to be performed on or prior to the Closing, prior to the Survival End Date, and (C) with respect to a breach of a covenant or agreement to be performed after the Closing, during the 24-month period immediately following the date on which such covenant or agreement is to be performed.

(b)          By APC. From and after the Closing, APC shall indemnify, save and hold harmless Apollo and its Affiliates, successors and permitted assigns and each of the foregoing’s respective directors, officers, employees and agents (collectively, the “Apollo Indemnified Parties”) from and against any and all Damages arising out of or resulting from, without duplication: (i) the breach of any representation or warranty made by APC under Section 3, or (ii) the breach of any covenant or agreement of this Agreement by APC; provided, that, APC shall not have any obligation hereunder with respect to any breach set forth in clause (i) or (ii) above unless the Apollo Indemnified Parties have made a proper claim for indemnification in accordance with Section 6.2(c) (A) with respect to a breach of a representation or warranty, prior to the expiration of such representation or warranty as set forth in Section 6.1, (B) with respect to a breach of a covenant or agreement to be performed at or prior to Closing, prior to the Survival End Date, and (C) with respect to a breach of a covenant or agreement to be performed after the Closing, during the 24-month period immediately following the date on which such covenant or agreement is to be performed.

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(c)          Procedure. Any party seeking indemnification under this Section 6.2 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 6.2. The liability of an Indemnifying Party under this Section 6.2 with respect to Damages arising from claims of any third party which are subject to the indemnification provided for in this Section 6.2 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within ten days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 6.2, except to the extent the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel and the Indemnifying Party shall be obligated to pay the reasonable fees and expense of such counsel; provided, further, that the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one separate counsel for all Indemnified Parties, taken together (except to the extent that local counsel are necessary or advisable for the conduct of such Proceeding, in which case the Indemnifying Party shall also pay the reasonable fees and expenses of any such local counsel). If the Indemnifying Party shall not assume the defense of any Third Party Claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate; provided, however, that in settling any action in respect of which indemnification is payable under this Section 6, it shall act reasonably and in good faith and shall not so settle such action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder. No Third Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party.

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(d)          Definition of Damages. The term “Damages” means any and all actual, after-Tax, out-of-pocket losses, costs and expenses (whether or not arising out of Third Party Claims), including reasonable attorneys’ fees and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing. NOTWITHSTANDING THE FOREGOING OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY HERETO SHALL BE REQUIRED TO INDEMNIFY OR HOLD HARMLESS THE OTHER PARTY HERETO OR OTHERWISE COMPENSATE ANY INDEMNIFIED PARTY HERETO FOR DAMAGES WITH RESPECT TO MENTAL OR EMOTIONAL DISTRESS, OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, LOST PROFITS, SPECIAL, PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES.

(e)          Payment for indemnification obligations arising under this Section 6.2 shall be subject to the limitations set forth in Section 6.3.

6.3.          Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(a)          no amount shall be payable by Apollo pursuant to Section 6.2(a)(i) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 6.2(a)(i) exceeds $50,000, and then only for the amount by which such Damages exceed such threshold amount, it being understood that no individual claim for Damages of $10,000 or less shall count for purposes of determining whether Damages have exceeded such threshold amount; provided, however, that the limitations set forth in this Section 6.3(a) shall not apply to a breach of any Apollo Fundamental Reps or covenant or obligation contained in (x) this Agreement, or (y) any certificate delivered at Closing pursuant hereto, or with respect to Fraud committed by Apollo;

(b)          no amount shall be payable by APC pursuant to Section 6.2(b)(i) until the aggregate amount of all claims for Damages that are indemnifiable pursuant to Section 6.2(b)(i) exceeds $50,000, and then only for the amount by which such Damages exceed such threshold amount, it being understood that no individual claim for Damages of $10,000 or less shall count for purposes of determining whether Damages have exceeded such threshold amount; provided, however, that the limitations set forth in this Section 6.3(b) shall not apply to a breach of any APC Fundamental Reps or covenant or obligation contained in (x) this Agreement, or (y) any certificate delivered at Closing pursuant hereto, or with respect to Fraud committed by APC;

(c)          the maximum aggregate amount of Damages for which indemnity may be recovered by the APC Indemnified Parties from Apollo, other than pursuant to Section 6.2(a)(i) with respect to Apollo Fundamental Reps or Fraud committed by Apollo, shall be an amount equal to the Purchase Price;

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(d)          the maximum aggregate amount of Damages for which indemnity may be recovered by the Apollo Indemnified Parties from APC, other than pursuant to Section 6.2(b)(i) with respect to APC Fundamental Reps or Fraud committed by APC, shall be an amount equal to the Purchase Price;

(e)          an Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Damages;

(f)          in determining the amount of indemnification due under Section 6.2, all payments shall be reduced by any Tax benefit recognized or reasonably expected to be recognized by the Indemnified Party in any Tax year in which or prior to which the Damages arise (or in any of the three immediately succeeding Tax years), in each case on account of the underlying claim;

(g)          notwithstanding any provision to the contrary contained in this Agreement, in the event that an Indemnifying Party can establish that an Indemnified Party had actual knowledge, on or before the Closing, of a breach of a representation, warranty or covenant of the Indemnifying Party upon which a claim for indemnification by the Indemnified Party is based, then the Indemnifying Party shall have no liability for any Damages resulting from or arising out of such claim;

(h)          if an Indemnified Party recovers Damages from an Indemnifying Party under Section 6.2, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party with respect to such recovered Damages, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy; and

(i)          For purposes of this Section 6, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality or Material Adverse Effect.

6.4.          Exclusive Remedy. Each party hereby acknowledges and agrees that, from and after the Closing, its or his sole and exclusive remedy relating to the transactions contemplated by this Agreement or the subject matter of this Agreement (other than claims for or in the nature of Fraud) shall be pursuant to the indemnification provisions of this Section 6. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted by law, any and all other rights, claims and causes of action it or he may have against the other party or its Affiliates, successors and permitted assigns and each of the foregoing’s respective equityholders, directors, officers, employees and agents relating to the Company, the transactions contemplated by this Agreement or the subject matter of this Agreement (other than claims for or in the nature of Fraud).

6.5.          Mitigation. Each Indemnified Party shall use Commercially Reasonable Efforts to mitigate any Damages for which it may claim indemnification under this Section 6.

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7.	Termination.

7.1.          General. This Agreement may be terminated by mutual written consent of Apollo and APC or by written notice given prior to the Closing in the manner provided as follows:

(a)          by APC to Apollo if any of the conditions set forth in Section 4 (excluding conditions that by their nature are to be satisfied at the Closing) shall not have been satisfied on or before September 30, 2019 (or such other date as may have been mutually agreed upon in writing by APC and Apollo) (the “Drop-Dead Date”); provided, that, such failure to be satisfied is not caused by APC’s material breach of this Agreement;

(b)          by Apollo to APC if any of the conditions set forth in Section 5 (excluding conditions that by their nature are to be satisfied at the Closing) shall not have been satisfied on or before the Drop-Dead Date; provided, that, such failure to be satisfied is not caused by Apollo’s material breach of this Agreement;

(c)          by APC to Apollo if Apollo shall have materially breached any representation, warranty or covenant contained herein that would give rise to a failure of any of the conditions set forth in Section 4.1 or Section 4.2 and such breach shall not have been cured within 30 calendar days after receipt by Apollo of written notice of such breach from APC; provided, however, that APC is not then in material breach of this Agreement;

(d)          by Apollo to APC if APC shall have materially breached any representation, warranty or covenant contained herein that would give rise to a failure of any of the conditions set forth in Section 5.1 or Section 5.2 and such breach shall not have been cured within 30 calendar days after receipt by APC of written notice of such breach from Apollo; provided, however, that Apollo is not then in material breach of this Agreement;

(e)          by APC to Apollo, or Apollo to APC, if at any time prior to the Closing Date the average of the closing prices for any five consecutive Trading Days is more than $23.54 or less than $15.70 (in each case, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization);

(f)          by APC to Apollo, or Apollo to APC, if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Prohibition that has become final and nonappealable; provided, that, the Person seeking to terminate this Agreement pursuant to this Section 7.1(f) shall not have breached this Agreement, which breach is the proximate cause of, or resulted in, such Governmental Prohibition;

(g)          by APC to Apollo, or Apollo to APC, within five (5) business days after the Optional Termination Date, if any of the conditions to Closing set forth in Sections 4.7, 5.7 , 5.11 or 5.12 have not occurred on or before the Optional Termination Date; provided, however, that if neither APC or Apollo terminate this Agreement pursuant to this Section 7.1(g) within such five (5) business day period following the Optional Termination Date, then both APC and Apollo shall be deemed to have irrevocably waived the conditions to Closing set forth in Sections 4.7, 5.7, 5.11 and 5.12; or

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(h)          by APC to Apollo, or Apollo to APC, if the Preferred Stock Purchase Agreement is terminated.

7.2.          Effect of Termination. The rights of termination under Section 7.1 are in addition to any other rights APC or Apollo may have under this Agreement and the exercise of a right of termination shall not be deemed to be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of APC and Apollo under this Agreement will terminate.

8.	Miscellaneous.

8.1.          Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of California, without regard to its principles of conflicts of laws.

8.3.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree and acknowledge that delivery of a signature by facsimile or in PDF form shall constitute execution by such signatory.

8.4.          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5.          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, or (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day. Communications sent to APC shall be sent to Allied Physicians of California, a Professional Medical Corporation, 1668 S. Garfield Ave., 2nd Floor, Alhambra CA 91801, Attention: Chief Executive Officer, with a copy to Bryan Cave Leighton Paisner LLP, Attention: David Andersen, 120 Broadway, Suite 300, Santa Monica, California 90401, Phone (310) 576-2100, Email: dgandersen@bclplaw.com. Communications sent to Apollo shall be sent to Apollo Medical Holdings, Inc., 1668 S. Garfield Avenue, 2nd Floor, Alhambra, CA 91801, Attention: Thomas Lam, M.D., with a copy to Tin Kin Lee Law Offices, Attention: Tin Kin Lee, 1811 Fair Oaks Avenue, South Pasadena, California 91030, Phone (626) 229-9828, Email: tlee@tinkinlee.com. The foregoing contact Persons, notice addresses and related information may subsequently be modified by written notice given in accordance with this Section 8.5.

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8.6.          Fees and Expenses. Apollo and APC will each be responsible for their own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.7.          Interpretation. Each and every provision of this Agreement and the exhibits hereto have been mutually negotiated, prepared and drafted. The parties hereto have been represented by legal counsel or have had the opportunity to be represented by legal counsel. No term of this Agreement, the exhibits or schedules hereto shall be construed more strictly against any one party hereto than against any other party hereto. In connection with the construction or interpretation of any provision hereof or deletions therefrom, no consideration shall be given to the issue of which party actually prepared, drafted, requested or negotiated any provision or deletion.

8.8.          Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only by a written instrument executed by Apollo and APC.

8.9.          Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.10.         Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.11.         Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, if any) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.12.         Principles of Construction. In this Agreement and all Exhibits and Schedules hereto, unless otherwise expressly indicated or required by the context:

(a)          reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

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(b)          reference to any statute, decree or regulation shall be construed as a reference to such statute, law, decree or regulation as reenacted, re-designated, amended or extended from time to time;

(c)          defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

(d)          the words “including” or “includes” shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term; and

(e)          the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or Schedules shall refer to this Agreement and its Schedules as a whole and not to any particular provision hereof or thereof, as the case may be.

[Remainder of Page Intentionally Left Blank]

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The parties have executed this Stock Purchase Agreement as of the date first written above.

ALLIED PHYSICIANS OF CALIFORNIA, A PROFESSIONAL MEDICAL CORPORATION

By:	/s/ Terry Lee, M.D.
Name:	Terry Lee, M.D.
Title:	Independent Committee Director

APOLLO MEDICAL HOLDINGS, INC.

By:	/s/ Mitchell Kitayama
Name:	Mitchell Kitayama
Title:	Independent Committee Member

By:	/s/ Eric Chin
Name:	Eric Chin
Title:	Chief Financial Officer

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